Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612 303-8266

F O R   I M M E D I A T E   R E L E A S E
Piper Jaffray Companies Announces
2009 First Quarter Results
MINNEAPOLIS — April 15, 2009 — Piper Jaffray Companies (NYSE: PJC) today announced pre-tax income of $3.5 million, but an after-tax loss from continuing operations of $2.7 million, or $0.17 per diluted share, for the quarter ended March 31, 2009. In the first quarter of last year, continuing operations generated a net loss of $1.4 million, or $0.09 per diluted share. In the fourth quarter of 2008, continuing operations generated a net loss of $153.0 million, or $9.76 per diluted share. First quarter 2009 net revenues from continuing operations were $83.9 million, compared to $95.7 million in the year-ago period and $59.4 million for the fourth quarter of 2008.
“As a direct result of reducing our costs, we achieved a $3.5 million pre-tax profit on lower revenues than in the year-ago period,” said Andrew S. Duff, chairman and chief executive officer. “Revenues rebounded from the fourth quarter. We are seeing a benefit to our financial results from the senior talent we have added and from the disruption in the competitive landscape. For example, we have completed multiple municipal transactions for new clients and are achieving significant improvement in our fixed income sales and trading results. However, our global investment banking businesses remain challenged.”

Results of Continuing Operations
First Quarter
Net Revenues
Investment Banking
For the first quarter of 2009, total investment banking revenues were $25.3 million, down 59 percent compared to the first quarter of 2008 and flat with the fourth quarter of 2008.
•	Fixed income financing revenues were $12.4 million, down 36 percent compared to the same period last year and 16 percent higher compared to the fourth quarter of 2008. Public finance underwriting revenues were stronger compared to both periods. Compared to the year-ago period, revenues were lower in taxable underwriting, public finance remarketing and auction rate securities, and public finance derivatives.

•	Advisory services revenues were $8.8 million, down 65 percent compared to the year-ago period and down 17 percent compared to the fourth quarter of 2008. Activity was weaker across all markets. Industry-wide, middle market (transactions of less than $500 million) U.S. merger and acquisition activity (in terms of both number and value of transactions) were well below the average quarterly level of the last two years. (Source: Thomson)

•	Equity financing revenues were $4.1 million, down 75 percent compared to the first quarter of 2008, and down 4 percent compared to the fourth quarter of 2008. In the first quarter of 2009, just one IPO was completed industry-wide in the U.S. (Source: Thomson)
The following is a recap of completed deal information for the first quarter of 2009:
•	96 tax-exempt issues with a total par value of $1.9 billion.

•	6 merger and acquisition transactions with an aggregate enterprise value of $660 million. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

•	4 equity financings raising a total of $83 million in capital. Of the completed transactions, none were public offerings.

Institutional Sales and Trading
For the quarter ended March 31, 2009, institutional sales and trading generated net revenues of $58.5 million, an increase of 74 percent from the same quarter last year and up 105 percent from the fourth quarter of 2008.
•	Equities sales and trading revenues were $30.7 million, essentially the same as the year-ago period, and up 9 percent compared to the fourth quarter of 2008. Compared to both periods, revenues improved in convertibles and electronic trading, and performance in U.S. high touch equities was solid but revenues were lower.

•	Fixed income sales and trading revenues were $27.8 million, compared to $2.3 million in the same period last year, and $0.4 million in the fourth quarter of 2008. The significant improvement was due to a reduction in the firm’s high yield business and the discontinuation of its tender option bond program, and strong performance across municipal and taxable products.
First Quarter
Non-Interest Expenses
For the first quarter of 2009, compensation and benefits expenses were $50.3 million, down 15 percent compared to the first quarter of 2008 driven by lower salaries and benefits expenses. Total compensation expenses rose 3 percent compared to the fourth quarter of 2008.
The compensation ratio for the first quarter of 2009 was 60.0 percent, compared to 61.9 percent in the first quarter of 2008, and 81.9 percent in the fourth quarter of 2008.
For the first quarter of 2009, non-compensation expenses were $30.0 million, down 20 percent compared to the first quarter of 2008. All expense categories reflected a significant decline or were at the same level compared to the year-ago period, primarily due to the expense reduction actions the firm implemented in 2008 and additional cost discipline in the first quarter. In the fourth quarter of 2008, non-compensation expenses were $179.3 million and included several significant items which increased expenses by $144.1 million pre-tax:
•	A $130.5 million pre-tax, non-cash charge for impairment of goodwill related to the firm’s capital markets business.

•	$9.7 million for a restructuring charge.

•	$3.9 million of pre-tax expense for write-offs related to travel and legal expenses for equity financings that were not completed.

Tax expense for the first quarter of 2009 was $6.3 million compared to $0.3 million in the first quarter of 2008. The increased tax expense was due to generating income in the current period, the distribution of results between U.S. and non-U.S. entities, and approximately $3 million of one-time items.
Additional Shareholder Information

	As of Mar. 31, 2009	As of Dec. 31, 2008	As of Mar. 31, 2008
Full time employees:	1,035	1,045	1,188
FAMCO AUM:	$5.5 billion	$5.9 billion	$8.3 billion
Shareholders’ equity:	$761.6 million	$748.0 million	$946.3 million
Book value per share:	$47.31	$47.69	$59.00
Tangible book value per share:	$36.49	$36.53	$40.22
Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Wednesday, April 15 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 732-5617. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET April 15 at the same Web address or by calling (800) 633-8284 and referencing reservation #21421023.

About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 28 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, the environment and prospects for capital markets transactions and activity, management expectations, anticipated financial results (including expectations regarding revenue and expense levels, the compensation ratio, and break-even performance), liquidity and capital resources, expectations regarding inventory positions, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, (4) the disruption in the competitive landscape and our hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, (5) our ability to manage expenses to attain break-even performance at reduced revenue levels may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses during the year, (6) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (7) an inability to readily divest or transfer inventory positions may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2009 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31	Dec. 31,	Mar. 31,	1Q ’09	1Q ’09
(Amounts in thousands, except per share data)	2009	2008	2008	vs. 4Q ’08	vs. 1Q ’08
Revenues:
Investment banking	$24,350	$23,985	$55,265	1.5%	(55.9)%
Institutional brokerage	55,027	23,359	29,812	135.6	84.6
Interest	7,288	9,714	15,159	(25.0)	(51.9)
Asset management	3,009	3,985	3,973	(24.5)	(24.3)
Other income	(3,599)	1,170	(1,584)	N/M	127.2

Total revenues	86,075	62,213	102,625	38.4	(16.1)

Interest expense	2,193	2,803	6,878	(21.8)	(68.1)

Net revenues	83,882	59,410	95,747	41.2	(12.4)

Non-interest expenses:
Compensation and benefits	50,324	48,653	59,277	3.4	(15.1)
Occupancy and equipment	6,518	8,699	8,110	(25.1)	(19.6)
Communications	6,099	5,893	6,739	3.5	(9.5)
Floor brokerage and clearance	2,882	2,892	2,654	(0.3)	8.6
Marketing and business development	4,445	5,673	6,096	(21.6)	(27.1)
Outside services	7,519	11,992	8,642	(37.3)	(13.0)
Restructuring-related expenses	—	9,712	2,854	N/M	N/M
Goodwill impairment	—	130,500	—	N/M	—
Other operating expenses	2,551	3,923	2,464	(35.0)	3.5

Total non-interest expenses	80,338	227,937	96,836	(64.8)	(17.0)

Income/(loss) from continuing operations before income tax expense/(benefit)	3,544	(168,527)	(1,089)	N/M	N/M

Income tax expense/(benefit)	6,269	(15,496)	305	N/M	N/M

Net loss from continuing operations	(2,725)	(153,031)	(1,394)	(98.2)	95.5

Loss from discontinued operations, net of tax	—	(287)	—	N/M	—

Net loss	$(2,725)	$(153,318)	$(1,394)	(98.2)%	95.5%

Earnings per basic common share
Loss from continuing operations	$(0.17)	$(9.76)	$(0.09)	(98.2)%	95.0%
Loss from discontinued operations	—	(0.02)	—	N/M	—

Earnings per basic common share	$(0.17)	$(9.78)	$(0.09)	(98.2)%	95.0%

Earnings per diluted common share
Loss from continuing operations	$(0.17)	$(9.76)	$(0.09)	(98.2)%	95.0%
Loss from discontinued operations	—	(0.02)	—	N/M	—

Earnings per diluted common share	$(0.17)	$(9.78)	$(0.09)	(98.2)%	95.0%

Weighted average number of common shares outstanding
Basic	15,868	15,676	15,829	1.2%	0.2%
Diluted	15,868	15,676	15,829	1.2%	0.2%

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q ’09	1Q ’09
(Dollars in thousands)	2009	2008	2008	vs. 4Q ’08	vs. 1Q ’08
Investment banking
Financing
Equities	$4,063	$4,225	$16,518	(3.8)%	(75.4)%
Debt	12,388	10,687	19,370	15.9	(36.0)
Advisory services	8,815	10,584	25,325	(16.7)	(65.2)

Total investment banking	25,266	25,496	61,213	(0.9)	(58.7)

Institutional sales and trading
Equities	30,662	28,040	31,180	9.4	(1.7)
Fixed income	27,805	432	2,339	N/M	N/M

Total institutional sales and trading	58,467	28,472	33,519	105.3	74.4

Asset management	3,009	3,985	3,973	(24.5)	(24.3)

Other income/(loss)	(2,860)	1,457	(2,958)	N/M	(3.3)

Net revenues	$83,882	$59,410	$95,747	41.2%	(12.4)%

N/M — Not meaningful